Exhibit 99.1
Final Transcript

Conference Call Transcript
MCK — McKesson Corporation Conference Call to Discuss its Proposed
Acquisition of US Oncology
Event Date/Time: Nov 01, 2010 / 12:30PM GMT

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
CORPORATE PARTICIPANTS
Ana Schrank
McKesson Corporation — IR
John Hammergren
McKesson Corporation — Chairman, President & CEO
Jeff Campbell
McKesson Corporation — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Tom Gallucci
Lazard Capital Markets — Analyst
Robert Willoughby
Bank of America-Merrill Lynch — Analyst
Larry Marsh
Barclays Capital — Analyst
Lisa Gill
JPMorgan — Analyst
Robert Jones
Goldman Sachs — Analyst
John Ransom
Raymond James — Analyst
Garan Sarafian
Citigroup — Analyst
Steve Valiquette
UBS — Analyst
Darren Lehrich
Deutsche Bank — Analyst
Henry Chan
PNC Bank — Analyst
PRESENTATION

Operator
Good morning, everyone, and welcome to the McKesson Corporation acquisition announcement. All participants are in a listen-only mode. (Operator Instructions). Today’s call it’s being recorded. (Operator Instructions). I would now like to introduce Ms. Ana Shrank, Vice President of Investor Relations. Please go ahead.

Ana Schrank — McKesson Corporation — IR
Thank you, Melody. Good morning and welcome to a special McKesson conference call to discuss our acquisition of US Oncology. With me today are John Hammergren, McKesson’s Chairman and CEO, and Jeff Campbell, our CFO. John will provide some comments on the acquisition and then we’ll open the call for your questions.
We plan to limit today’s discussion to matters concerning the acquisition. I will remind you that during the course of this call we’ll make forward-looking statements which may involve risks and uncertainties regarding the operations and future results of McKesson and our announced transaction with US Oncology. Please refer to the text of our press release for a discussion of the risks associated with such forward-looking statements. Thanks, and here’s John Hammergren.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology

John Hammergren — McKesson Corporation — Chairman, President & CEO
Thanks, Ana, and thanks, everyone, for joining us on our call. This morning McKesson announced our agreement to acquire US Oncology, a leading integrated oncology company for total consideration of $2.16 billion. We are targeting closing by the end of our third fiscal quarter ending December 31, 2010, subject to customary conditions including all the necessary regulatory clearances.
We are extremely excited about this transaction and the value it will bring to our customers, manufacturing and payor partners and our shareholders. We have a broad, diverse specialty business with solutions for a number of complex disease states, a world-class vaccine distribution business and industry leading risk mitigation programs. This acquisition continues our multi-year focus to steadily expand our presence in specialty services with a particular focus on oncology.
Since our acquisition of Oncology Therapeutics Network in 2007, we have continued to broaden our offering in this high-growth area. Growth in specialty pharmaceuticals sales is outpacing other segments and we expect it to continue to be a key driver of overall pharmaceutical sales growth in the United States.
One of the largest drivers of this increase is the continuing challenge that cancer represents in our society. In 2010 alone 1.5 million cases are expected and cancer is now the second leading cause of death. The statistics are sobering — men have a one in two lifetime chance of developing cancer and women have a one in three lifetime chance of developing cancer. The National Institute of Health estimates that total cancer costs are $264 billion annually, and of that amount $103 billion is direct medical cost.
In response to this the pharmaceutical industry has a robust pipeline of over 800 new cancer drugs and new indications for existing cancer drugs in clinical development. This number of drugs is far greater than any other therapeutic category. As a result of this reality demand for oncology services is increasing rapidly.
US Oncology supports oncologists by providing one of the largest and most advanced portfolios of oncology service offerings supporting over 1,000 physicians in 38 states who serve 17% of all cancer patients in the United States. When we combine US Oncology with McKesson Specialty Care Solutions’ oncology customer segment, our presence will grow to nearly 3,000 oncologists.
This broadened scale will enable us to offer our customers industry-leading distribution services, a comprehensive technology platform, and innovative practice management and clinical support solutions. We believe the collective capabilities of our combined organizations will help community oncologists improve the integrated care experience for patients and drive business and clinical innovation in today’s rapidly evolving healthcare landscape.
Before I review US Oncology’s business model let me provide the financial aspects of the proposed transaction. McKesson has agreed to acquire all of the outstanding equity and assume all of the outstanding debt of US Oncology. Although US Oncology does not have public equity they do have public debt, and therefore they regularly submit quarterly and annual reports with the SEC.
We will fund the acquisition through a mixture of cash and short-term financing. The transaction is valued at $2.16 billion including the assumption of approximately $1.6 billion in debt. The purchase price also includes the acquisition of approximately $150 million to $160 million of estimated present value in cash tax benefits arising from certain NOLs to be used in the future by McKesson.
We anticipate that we will prepay or refinance substantially all of US Oncology’s debt and we expect to replace it with permanent financing at a later date. This permanent financing should move us into our target leverage range of 30% to 40%.
Excluding transaction and integration costs the acquisition is expected to be neutral to McKesson’s earnings in our current fiscal year and modestly accretive beginning in McKesson’s fiscal 2012. We also expect this acquisition will be additive to both our operating margin and earnings growth rate in our distribution solutions segment.
US Oncology serves its customers largely through two distinct models which allows oncology practices to select the business relationship that best suits their needs. The first model is similar to McKesson’s Specialty Distributions business and includes a broad range of services including direct-to-physicians specialty pharmaceutical distribution.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
Pharmaceuticals are, of course, a central component of medical oncology practices and both McKesson and US Oncology handle the purchasing, distribution and management of oncology pharmaceuticals. This part of the business will allow us to increase our service offerings within the important Specialty Distribution segment.
Both organizations also have integrated technology and clinical tools to help with inventory management, medical records and effective reimbursement. We believe the technology assets of the two organizations are highly complementary and will ensure our continued ability to deliver the specialty specific clinical and workflow solutions that our customers need to be successful.
The second model provides practice management services to both oncology practices and integrated cancer centers. US Oncology does not own the physician practices, but through comprehensive strategic alliances known as CSAs, US Oncology provides practice management support services to both medical and radiation oncologists.
In this way US Oncology manages the nonmedical business operations of these affiliated practices. McKesson already performs many physician back-office functions including the billing and collection activity for specialty physicians that provide radiology, anesthesia and emergency department services for hospitals. There are obvious synergies providing not only pharmaceutical but medical supply management services to the practices where McKesson brings considerable expertise.
We believe that high quality and cost effective healthcare delivery will increasingly depend on physicians and clinicians making evidence-based treatment decisions in a cost-efficient setting. US Oncology’s significant expertise in establishing and promulgating these standards is a unique advantage that we believe sets them apart from the rest of the industry.
The CSA practices bring together the active clinical involvement of the physicians and the back-office scale of US Oncology to deliver high-quality patient care in the community setting. The CSA model is very comprehensive, but not unlike other models we have developed where we provide the tools that help clinicians deliver the best care to their patients, it is evidence-based and less variable from site to site.
The acquisition of US Oncology will fit well with McKesson’s overall strategy to extend our presence within our existing lines of business. It will allow us to continue to deliver great value to and deepen our relationships with our customers through expanded offerings in the emerging high-growth areas.
During our due diligence review of US Oncology we were impressed with how it has demonstrated consistent growth driven by innovation in both efficiency and clinical quality with demonstrated superior patient care outcomes delivered in a convenient and personalized community-based setting. We were similarly impressed with the caliber of the management team at US Oncology and we are excited to have them join the McKesson team.
Following the close of the transaction McKesson’s Specialty Care Solutions business and US Oncology will be combined under the leadership of Bruce Broussard, Chairman and Chief Executive Officer of US Oncology, who will report directly to Paul Julian. There is clear alignment between US Oncology’s management team and the physicians who have their unwavering focus on the success of their patients.
We anticipate significant investment will continue in process and clinical innovation that will help drive our success will exist in this business going into the future.
When I met with some of the US Oncology physicians I was impressed with their focus on best practices and ensuring that any physician in the CSA network complies with these high standards. Similarly, McKesson’s specialty business has focused on supporting the needs of physician customers through development of innovative technology solutions, clinical tools and best-in-class supply chain management. McKesson and US Oncology have a shared vision and complementary assets that will accelerate the ability of the combined entity to deliver value to our customers.
In summary, we believe that there is great alignment between US Oncology and McKesson. We are in this business today and we’ve grown both through our acquisition of Oncology Therapeutics Network and through internally developed and expanding our offering. We understand the oncology business and we have confidence that we are uniquely qualified to create additional value from these existing platforms.
This acquisition is consistent with previous transactions where we look for companies that both deepen our relationship with existing customers and expand the total set of solutions we can offer. In addition, the acquisition makes great financial sense for our shareholders and will be a source of earnings growth almost immediately.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
The transaction is also consistent with our portfolio approach to deploying capital. So far this year we have repurchased $1.5 billion in stock, approved a new $1 billion share repurchase authorization, increased our dividend and now made this sizable and strategic acquisition.
We have a great track record of deploying capital wisely and you should feel confident that we intend to continue to improve shareholder value through sound capital deployment. With that I’m going to turn the call over to the operator for your questions. I would ask that you limit your questions to just one per person so we can allow others to have an opportunity to participate. Melody?
QUESTION AND ANSWER

Operator
(Operator Instructions). Tom Galucci, Lazard Capital Markets.

Tom Gallucci — Lazard Capital Markets — Analyst
Good morning, thank you. I was just wondering if you’re framing any synergy targets either near-term or longer-term? And number two, just wondering how you sort of would frame the reimbursement exposure given it’s more of a service model in some respects than the pure distribution side? Thank you.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Thanks, Tom, for those questions. We have begun to frame our synergy analysis and, as we said in the prepared remarks, we believe it will be pretty neutral if we set aside the acquisition costs in this fiscal year. Going into fiscal 2012 we believe it will be modestly accretive. As you know, we usually plan these things in a conservative way and we believe that there’s certainly opportunity for us to continue to perform well with this acquisition.
We did also analyze the reimbursement risk in this business and we believe that the — obviously these guys do a great job of performing for their customers, are already extremely efficient and do a terrific job of delivering value both in terms of the cost, but as important perhaps, the quality of the services they provide. And we believe they are already very cost effective from a price perspective with other models that have evidence of being more expensive.
We also believe that the growth trajectory in this marketplace is quite significant, so there might be some drag over time on reimbursement changes that people want to make the — the combination of innovation in terms of the pharmaceutical and radiology treatment protocols are being developed as well as just the sheer growth from a demographic perspective in cancer treatment will be offsetting positive factors. And in addition, there’s a great opportunity for us to attract more people into this managed network model given that the pressure is quite significant on standalone physicians to maintain their own oncology practices.
So, clearly we believe reimbursement will continue to be a focus of the operation. But the opportunity for us to use our sourcing strengths, our Six Sigma efficiency activity, attract new people into the model and clearly use the existing demographics and innovation to drive growth in the business.

Operator
Robert Willoughby, Bank of America-Merrill Lynch.

Robert Willoughby — Bank of America-Merrill Lynch — Analyst
Do you happen to have any comments on the DSO profile for the entity? Just off the top of my head, I haven’t run through the math as yet. Any comments on the trend there? Then secondarily, just a reminder — it did go private a few years back, I think it was formed by a merger then ultimately went private. What was the situation surrounding it going private years ago?

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology

Jeff Campbell — McKesson Corporation — EVP, CFO
Let me start by talking a little bit about the cash profile of the business. Clearly when you look at McKesson, overall their DSO and receivables profile won’t really have an impact on the Company overall. We like the cash aspects of this business. In fact, when you look at it on a cash basis it will, of course, be quite accretive — much more so than what you’ll see on a GAAP basis.
And I might answer your question about maybe DSOs and physicians a little bit more broadly. We’re obviously, in many of our businesses today, serving a lot of oncologists, a lot of other physician customers and, in fact, have seen the quality of our receivables portfolio across all of those practices stay pretty solid. John, maybe you want to comment on the first issue?

John Hammergren — McKesson Corporation — Chairman, President & CEO
Yes, Robert, the business was — or had been or is currently owned by Welsh, Carson, as well as some other private equity firms, and I believe they’ve done a nice job of continuing to grow and expand their footprint.
And frankly, they’ve also significantly changed the model from what the Company was four or five years ago, both in terms of amazing technology as one of their key drivers, but I think, perhaps even more important, aligning with the physicians to create the clinical architecture that has been able to demonstrate best outcomes and reduce the variability from a care and treatment protocol perspective.
I think there’s some misconception in the marketplace, and it certainly existed with me when I thought about it four or five years ago, that they actually own the physicians when in fact there is no ownership. The physicians are managing and owning their own practices and what they do through US Oncology is provide significant support both in terms of back-office as well as many other operations.
And they also help them through a significant amount of governance activity create the clinical standards by which they follow from a treatment protocol perspective. And the business is not really a franchise model where you would charge a percentage of revenues to be part of the US Oncology network; it’s really a shared success around the operating performance of the practices. And these practices have demonstrated over time their ability to perform in a superior way to non-US Oncology practices.
So, as I mentioned, I think that there’s a great opportunity to not only expand with the demographics of the disease, but also to expand through attracting more people into this model. And increasingly in all of our businesses, whether it’s pharmacy distribution or independent pharmacies that are owned by individuals, are coming to us saying we want more help, we want you to support us from a corporate perspective.
We also see many practices on our revenue cycle outsourcing model coming to us saying, we can’t — we can no longer deal with the administrative burdens of helping our patients on the financial and administrative side, can you help us reduce and eliminate the waste and inefficiency that exist there?
So, this is very similar to the move we see really going on across the industry where people want to maintain their flexibility and their freedom and their individual ownership of their lives, but at the same time realize they need the support of a substantial organization to help drive efficiency. And I think that evolution has been taking place, Robert, quietly as this company has been private.

Operator
Larry Marsh, Barclays.

Larry Marsh — Barclays Capital — Analyst
Thanks and good morning. I think this is a very interesting company for you guys to acquire. I mean just having covered US Oncology many years ago, I can attest there being a big difference between then and now, which as you say, John, a big pharma services contribution. So my question is just really margins and then kind of accretion.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
So, it seems like margins have come down a good bit in the last five years with ESA pressure and Medicare Part D reimbursement. Is your view, John, that sort of in a newco you would anticipate margins coming back — coming back up under — I guess now under Paul Julian direct report, or should we just think of this as sort of flat margins?
And then I just — and then just maybe for Jeff, it seems like if — it looks to me like you’re paying nine times trailing EBITDA. So on a cash accretion basis, I’m coming up with a $0.35 to $0.40 accretion number. Maybe walk me down off of that just to help me frame it a little bit better. Thanks.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Thanks, Larry. The margin structure of this business, albeit has been somewhat invisible to the Street, has actually improved over the last several years and we believe will continue to improve as they drive efficiency in their business and help their physician customers drive efficiency.
The margin structure is accretive to McKesson’s overall margin structure and perhaps that’s what you heard me refer to and we believe that the trends both in terms of revenue growth and gross margin accretion and operating income rate or margin accretion, as well as EPS momentum, will all be additive relative to the growth dynamics of this business.
So, on almost every dimension that we think about in terms of making financially astute acquisitions, this business fits nicely in every one of those views. And we think that there’s room for us to continue to expand and improve their operating performance.

Jeff Campbell — McKesson Corporation — EVP, CFO
And, Larry, let me talk a little bit about the accretion and multiple math. I would agree with your general characterization on trailing EBITDA multiples. We think we’re acquiring a really good asset here at a very reasonable price. And I agree with you that that will drive a lot of cash accretion.
As you convert that into GAAP accretion which is the way we’ll report it and what our comments refer to in the press release and on this call, we said it will be modestly accretive, which very conservatively probably means somewhere in the single-digit cents next year.
Now, the final amount of that accretion is going to be heavily influenced by two things we can’t know with certainty right now that really are not operating factors. The first is the rate at which we finance this transaction. And as John said, we do intend to mostly fund this first with some short-term financing and then with permanent financing. That will bring us into our target capital range of 30% to 40% on a gross debt to cap basis and that will, of course, leave us with a very strong balance sheet.
For now what’s built into the modestly accretive comment is a very conservative assumption about the ultimate cost of doing that financing. Should interest rates stay where they are today by the time we get around to doing the financing, you’ll see a little bit better number.
The other thing we can’t know with perfect certainty today is what kind of intangible amortization number we finally end up with. We’ve made what we think is a very reasonable assumption in the numbers I’ve given you where that amortization, which is of course a non-cash charge, would run $70 million to $80 million a year. Should it come in significantly different from that it would, of course, affect that GAAP accretion as well.
But I think the overall summary I would give you is, as with any transaction, we look at lots of different financial metrics because we don’t think any one gives us the whole answer. We think this transaction looks really good on all of those metrics, whether you’re looking at IRRs or the cash profile of the business or the multiple we’re paying or who’s getting what share of the synergies or the cash or GAAP accretion.

Operator
JPMorgan, Lisa Gill.

Lisa Gill — JPMorgan — Analyst

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
Thanks very much. And, John, I appreciated all the detail that you gave last week and I’m sure that you were thinking about what was going to happen this week as we went through our discussion. But with that said, can you maybe just talk about your relationship, if you have any today, with US Oncology around distribution? And if you don’t, is there an opportunity to move all the distribution relationship to McKesson? And then secondly, are there any other cross-selling opportunities, for example, on the IT side or the medical surgical side?

John Hammergren — McKesson Corporation — Chairman, President & CEO
Thanks, Lisa. US Oncology has sort of a multi-tiered approach to partnering with their customers. And it starts with what we would consider a more simple distribution relationship similar to the way McKesson’s relationship starts with oncologists. And there’s virtually a complete overlap or synergy between our distribution business and their distribution business from that perspective.
As they grow and grow with their relationship they bring technology to the customers like we do, they bring a group purchasing function like we do, a sourcing function like we do. They clearly bring a technology, inventory management plus an electronic medical record activity to the customers like we do.
They — and then as they continue to expand their relationship they move into these CSA models that really give them even more impact on those practices and virtually continue to employ all of the back-office and non-clinical staff in those practices and perform all of the financial transaction processing activity similar to the way we do it in our revenue cycle outsourcing business.
And that’s where there’s a divergence between what McKesson does and what US Oncology does relative to the services provided to the practices. We do no business with US Oncology; they have done their own distribution function and have sourced their product on a direct basis through their own distribution network, both to their distribution customers as well as their CSA practices. And that is a complete synergy with McKesson relative to the way the product moves from a distribution perspective.
And you asked another question about medical surgical supplies. They do source medical surgical supplies and they don’t do that work through McKesson either. We certainly believe there’s synergy opportunity there for those practices.
So, I think you have synergies on pharmaceuticals, you have synergies on medical surgical, both in sourcing, GPO functions as well as logistics and as technology synergies. And then clearly the clinical protocol and practice management activity of CSA is completely additive and we hope we’ll begin to be able to make those services also available to the McKesson oncology customers over time as they have a desire to participate.

Operator
Robert Jones, Goldman Sachs.

Robert Jones — Goldman Sachs — Analyst
Thanks for taking the question. Just a follow-up — I know we weren’t too far into the numbers on the accretion and you just mentioned obviously the distribution channel being one area. Could you maybe just talk big buckets of where we should be thinking about the synergies coming from?
And then the follow-up question I would have is just looking at the US Oncology filing, it looks like they’re affiliated through these comprehensive strategic alliances with a little over 1,300 physicians. I was just wondering if you could give us some thoughts around how those relationships are structured and if there’s any risk with this deal around those 1,300 physicians? Thanks.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Clearly we believe that the relationships they have with their customers are quite significant. So let me start there, that the relationships are usually multi-year or multi-decade and they’ve established a very close working relationship with their customers and their partnership is quite significant.
I believe that physicians really look at US Oncology as their back-office and practice management technology and distribution and logistics company. And I think that the partnership is quite solid and quite significant and we really don’t see much risk of customer — of US Oncology

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
customer attrition, or frankly McKesson customer attrition through this, because there is so much added value that we both can bring to our customers.
On the synergy side, we really see this business as a strategic fit for McKesson and one where we are gaining additional capability to add value to our current customer relationships and expand our business from a strategic perspective. There are synergies that we plan to avail ourselves of, but this is not really a cost and synergy driven deal as much as it is a strategic deal that fortunately is financially well done enough that we don’t have to harvest tremendous cost synergies to make it be financially astute for us.

Operator
John Ransom, Raymond James.

John Ransom — Raymond James — Analyst
Good morning, thanks for taking the question. Just looking at US Oncology’s EBITDA, they’re running about $240 million now, they were running about $250 million three years ago. It looks like they’ve been kind of stuck in this range. What do you think is going to happen over the succeeding three or four years that will cause this number to grow whereas historically it looks like it’s pretty flat?

Jeff Campbell — McKesson Corporation — EVP, CFO
Well, we strongly believe, John, that this will be additive to both our margin rates as well as our earnings growth rates and the sources of that are several fold. One is that while the synergies are not the key driver of the deal, there will be synergies that unfold over the next few years.
More importantly though, when you look at the fundamental business model, we think that the US Oncology set of services is really in the right spot for the healthcare reimbursement environment going forward. We think that will allow them to add doctors to the practices. We think the practices represent really the most efficient way to get best practice care for cancer delivered and we think that will be realized by the payors. And so, we see growth prospects that we’re actually quite excited about.
Another comment I’d make, when you look at the comparison you just made is you did have a highly unusual event in a time period with ESAs that the Company and the industry went through. And that’s part of what drove that history that you just described. But as we look forward and we look at this business model, we are very upbeat about the growth prospects.

John Ransom — Raymond James — Analyst
Hey, Jeff, just as a follow-on to that. I remember this company made most of its money from radiation oncology when the drug passed through, margin got legislated away. Is that how you look at it now? Is most of the profit flow coming from the radiation oncology versus the medical oncology side right now?

Jeff Campbell — McKesson Corporation — EVP, CFO
No, and I think that’s, John, probably a good question and a good reminder. This company has been in existence for some time, as you and others have pointed out. And I think you’ve seen their business model and their practice model evolve significantly over the last 10 years as they have, I think, gotten better at understanding where are the true ways that they can create value for the physicians and for the patients and for the payors while still delivering great care.
When you look today at these sources of value, it’s really coming from thoughtfully using the scale of the business and thoughtfully using a real focus on best practice. And the economics relative to other oncology practices are driven by a diversity of factors that stem mostly from those two themes. And so while historically their economics may have come out of more narrow parts of the business that’s not what we see today.
I guess I’d just conclude by saying we, as John said in his remarks, this is a company that we have followed and known a long time. It’s a company that has evolved a lot. And so, I think we all should understand where the model is today and be a little careful about thinking about where the model may have been five or 10 years ago.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology

Operator
(Operator Instructions). Garan Sarafian, Citi.

Garan Sarafian — Citigroup — Analyst
Good morning. I guess the first question follows the remark that you just made regarding knowing US Oncology for quite some time. So with acquisitions it’s always interesting to hear about timing. So, just wondering if you can just elaborate on why now? What brought the two parties to the table to get a deal done? Especially when specialties is a growing segment, appealing segment. So what happened that it’s closing now?
And then second, in the prepared remarks I thought I heard a comment about US Oncology serving 17% of physicians. But I thought that their market share was more like 9%. So if you could just elaborate on market share and what the combined entity market share will be after the deal closes. Thank you.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Well, I don’t know that we talk specifically about market share as much as we talk about the number of cancer patients served, and that was really what the 17% reference was about and that’s US Oncology’s number in terms of their share of total patients treated.
And relative to why now — these things — all acquisitions take their own cadence and their own timing and things have to be aligned. I will say as a comment outside of just this transaction in a broader way, we are seeing a lot of privately held companies and private equity backed companies, companies who were purchased in a period of some time ago coming to the market now.
And perhaps it’s related to the timing of these older funds for those that are financed in a private equity kind of a way. And where companies are privately owned entirely by individuals, we see those coming to the market place now and perhaps that’s being driven by a view on future tax policy.
So, I think that there is some momentum in the marketplace as we come to the end of this year where people are reapportioning their portfolios or perhaps availing themselves of opportunities that they think are going to change from a financial perspective looking forward.
So, I think as you might guess, bold investments with private equity firms have to be turned or have to be harvested at some point. And I think this is the right time for this particular entity. I don’t believe the sellers were oblivious to the opportunities of continued growth here and I think that the management team is very bullish about where this Company is headed on both sides of the transaction.

Operator
(Operator Instructions). Steve Valiquette, UPS.

Steve Valiquette — UBS — Analyst
Looks like it could be a pretty good deal. My question I think is somewhat similar to a few other ones where we had the US Oncology EBITDA growing pretty nicely for a couple of years and then it was flat in the first quarter and down about 10% in the second quarter. And they were citing just overall physician offices as softness. Yet profit growth could resume given some of the generics coming down the pike, obviously Gemzar and Taxotere.
So I guess my question is, are you assuming some organic growth in EBITDA for US Oncology in the McKesson fiscal 2012 in your accretion, or is it driven more by synergies? I’m just trying to get a little more color on that. Thanks.

John Hammergren — McKesson Corporation — Chairman, President & CEO

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
Yes, I think our view is that this is a growth business and its growth rates should be additive to the growth rates of McKesson overall and that’s one of the reasons we’re attracted to this business. I mean, there are external estimates that oncology treatment in America is going to grow in the high single if not the low double digit kind of rate.
And clearly, because US Oncology is focused on cancer care in a broad context, as Jeff mentioned, whether it’s radiologic services or chemo services, these local community-based practices are well-positioned to handle this growth as we look forward.
I don’t think that economic cycles necessarily affect US Oncology business prospects as much as it might other types of care. If someone is diagnosed as having cancer, I doubt that one of their points of calculus is the economic cycle they’re in as to whether or not they’ll get treatment.
So although there may be some drag related to the economy, we believe that the bolus of demographic growth here and the increasing frequency with which cancer has represented itself in our population both are things that will help propel the growth.
So, to answer the question, we believe that organically this business will grow at a rate that’s equal to or greater than McKesson’s overall growth rate. And that’s without taking additional market share with community-based practices that have an interest in affiliating with US Oncology. So Operator, unless there are any additional questions —.

Operator
We do have one in the queue.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Okay.

Operator
Darren Lehrich, Deutsche Bank.

Darren Lehrich — Deutsche Bank — Analyst
Thanks for taking my question. I guess I’d be curious just to get your thoughts on how you see McKesson’s strategy evolving in terms of physician practice management and physician management support services. Just broadly I think you mentioned that you have some operations there with hospital-based practices, but curious just to get the strategy view longer term?

John Hammergren — McKesson Corporation — Chairman, President & CEO
Well, thanks for the question. Our strategy with all of our customers is to find a way to add incremental value beyond just the distribution services that we might have started with 177 years ago. So as we continue to evolve in all of our businesses the idea is to add more value to those partnerships. And one way to do that is to take on that administrative burden that exists in healthcare today in a more significant way and then share in the success of accomplishing those savings.
And so, as you mentioned, we do this already with physician practices in this country that are primarily hospital-based where the physicians own their own practices and we take on their back-office operations. US Oncology is very similar in its model for community-based oncology practices and clearly we do it in pharmacy and other settings of care as well.
So I think it fits very nicely with our overall strategy of continuing to grow our service offering, to have a menu of choices that our customers can choose from of just world-class distribution all the way through the cycle of helping to manage the complete affairs of the practice. I guess where we would draw a very bright white line and a distinction of physician practice management companies, if you use that term in a loser context, is ownership.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology
We do not plan to ever own providers. We think that providers that are interested in managing their own affairs from an entrepreneur perspective are great partners of ours going forward because we can bring expertise that they couldn’t otherwise get and we can bring scale that they otherwise couldn’t get. But we have no interest in sort of aggregating physicians or hospitals or any other set of providers in an ownership way here in the United States. So, we’re excited with this model and we think it continues to reinforce what we’ve been doing and where we’re likely headed.

Operator
Henry Chan, PNC Bank.

Henry Chan — PNC Bank — Analyst
Good morning and thank you for taking the question. You mentioned the acquisition will be funded by cash and short-term financing. Could you provide additional color as to how much cash you plan to use? And as a follow-up, what forms of short-term financing will also be used in this case?

Jeff Campbell — McKesson Corporation — EVP, CFO
So, we do intend and have put in place a bridge to help fund the acquisition while we’re sitting on a lot of cash at the moment. We did that just because there’s a little uncertainty about the exact timing of the close and our target closing will occur right during what for us annually is sort of the low point of our cash cycle, so just for conservatism we put that bridge in place.
As I said, we do intend to permanently finance the transaction though, probably with about $1.7 billion of debt. So one way to think about it is — and you’ll add $1.7 billion of debt to our existing debt levels, assume the other $400 million or so is funded with cash off the balance sheet. When you do that math you’ll see that it will leave us with that gross debt to cap in the 30% to 40% range or long-held target and it will also leave us with significant cash and strength remaining in the capital structure.
So, this by no way taps out our ability to deploy capital. And you should expect to see us over time continue with our portfolio approach to capital deployment and use that strength in a mixture of continued acquisitions and continued share repurchase.

John Hammergren — McKesson Corporation — Chairman, President & CEO
Great, thank you, Operator, and I want to thank also all of you on the call for your time today. We’re excited about our acquisition of US Oncology which advances our strategy and strengthens our position in the rapidly growing specialty marketplace. Thanks, and goodbye.

Operator
Ladies and gentlemen, that does conclude today’s conference. We thank you for your participation. Have a great day.

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Final Transcript
Nov 01, 2010 / 12:30PM GMT, MCK — McKesson Corporation Conference Call to Discuss its Proposed Acquisition of US Oncology

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